Exhibit 4.15
1 March 2006
PROTHERICS MOLECULAR DESIGN
LIMITED
and
IDIS LIMITED
SUPPLY AND DISTRIBUTION AGREEMENT

1 March 2006
PARTIES
(1)	PROTHERICS MOLECULAR DESIGN LIMITED (Company Number 01939643, whose registered office is at The Heath Business and Technical Park, Runcorn, Cheshire WA7 4QF

(“the Manufacturer”); and

(2)	IDIS LIMITED (Company Number 2143039), whose registered office is at IDIS House, Churchfield Road, Weybridge, Surrey. KT13 8DB

(“IDIS”).
INTRODUCTION
A)	The Manufacturer wishes to supply the Product (as defined below) in the Territory (as also defined below) on a Named Patient Supply basis through an entity that is qualified so to distribute it.

B)	IDIS is qualified to distribute the Product on a Named Patient Supply basis throughout the Territory and wishes to act as the Manufacturer’s distributor of the Product.

C)	The Manufacturer hereby appoints IDIS as its exclusive distributor of the Product in the Territory on a Named Patient Supply basis on the terms, and subject to the conditions, of this Agreement, which appointment IDIS accepts.
THE PARTIES AGREE AS FOLLOWS
1.	Definitions and interpretation

1.1.	In this Agreement the following words have the following meanings unless the context otherwise requires:

“Business Day” means a day, other than Saturday or Sunday on which banks are open in the City of London for the transaction of normal banking business;

“Commencement Date” means the date of signature of this Agreement by both parties;

“Complaints Procedure” means IDIS’s procedure for handling and responding to complaints, and for advising the Manufacturer thereof, as the same may be amended with the agreement of the Manufacturer from time to time, the current version of which is at Schedule 6;

“Fax Address” means, in respect of a party, the fax number of that party specified in Schedule 4;

“Force Majeure” means any circumstances beyond the reasonable control of a party (including, without limitation, any strike, lock-out or other form of industrial action) which prevents that party from complying with any of its obligations under this Agreement;

“Initial Period” means the period of three years commencing on the Commencement Date;

“Intellectual Property” means any patent, copyright, database right, right in any design, registered design, trade mark, trade name or other industrial or intellectual property right, whether or not registered, which may subsist in the Territory, now or in the future, all renewals and extensions thereof and any applications for any of the foregoing, together with the right to make such applications;

“Marketing Authorisation” means a licence granted pursuant to section 5(1) of the Regulation lawfully to place on the market, or distribute by way of wholesale dealing, a Relevant Medicinal Product pursuant to section 3(1) of the Regulation, and all equivalent or similar licences granted in any part of the Territory;

“Named Patient Supply” means the lawful placing on the market or distribution by way of wholesale dealing of a Relevant Medical Product for which no Marketing Authorisation is in force in the part of the Territory or where no such licensed product is available in the part of the Territory in which such Relevant Medicinal Product is placed on the market or distributed by way of wholesale dealing at the time of such placing on the market or distribution;

“Normal Business Hours” means the hours of 8 a.m. and 6 p.m. inclusive on a Business Day;

“Out of Hours” means any time other than during Normal Business Hours;

“Out of Hours Policy” means IDIS’s procedure for supplying the Product Out of Hours, the current version of which is attached at Schedule 5;

“Prices” means the price to be paid by IDIS to the Manufacturer for the Product set out in Schedule 1, as may be varied in accordance with clause 4.9;

“Product” means the pharmaceutical product, Voraxaze TM ;

“Recall Procedure” means IDIS’s procedure for effecting recalls of the Product, as the same may be amended from time to time, the current version of which is at Schedule 8;

“Regulation” means the Medicines for Human Use (Marketing Authorisations etc.) Regulations 1994;

“Relevant Medicinal Product” means a pharmaceutical product so classified by the Regulation, together with any pharmaceutical product similarly classified in any part of the Territory, the placing on the market or distribution by way of wholesale dealing or otherwise of which is similarly restricted;

“Restricted Information” means any information which is disclosed to IDIS by or on behalf of the Manufacturer under or in connection with this Agreement or IDIS’s distribution of the Product (whether orally or in writing, and whether or not such information is expressly stated to be confidential or marked as such);

“Service Address” means, in respect of a party, the address for service of that party, as specified in Schedule 4;

“Technical Agreement” means the agreement between the parties relevant to the Product and the handling, transport and storage thereof, a copy of which is at Schedule 7;

“Term” means the term of this Agreement;

“Terms and Conditions” means the terms and conditions contained in Schedule 3;

“Territory” means those listed in Schedule 9 of this agreement.

“Trade Mark” means the trade mark specified in Schedule 2 and such other trade marks as the Manufacturer may notify to IDIS in writing from time to time.

1.2.	Headings to the clauses of and Schedules to this Agreement are for convenience only and shall not affect its interpretation.

1.3.	Words in this Agreement importing the singular include the plural and vice versa.

1.4.	References in this Agreement to clauses and Schedules are to the clauses of and Schedules to this Agreement.

1.5.	References in this Agreement to a party, or the parties, are to a party, or the parties, to this Agreement.

1.6.	The Schedules are deemed to be incorporated in, and form part of, this Agreement and the term “Agreement” shall be construed accordingly.

1.7.	References in this Agreement to a person include any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists).

1.8.	References in this Agreement to a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provisions the same may have been or may from time to time hereafter be amended or re-enacted.

2.	Appointment

2.1.	The Manufacturer shall sell the Product to IDIS on the terms and subject to the conditions of this Agreement.

2.2.	During the Term, the Manufacturer shall not actively market or sell the Product to any person other than IDIS for such person to sell the Product in the Territory on a Named Patient Supply basis, without first obtaining IDIS’s express written consent.

2.3.	Nothing in clauses 2.1 or 2.2 shall restrict the Manufacturer in, or prevent the Manufacturer from, passively selling the Product in response to any unsolicited orders therefor.

2.4.	IDIS shall not, unless otherwise approved in writing by the Manufacturer and while this Agreement is in force:
2.4.1.	manufacture any goods that compete with the Product; or

2.4.2.	obtain supplies of the Product other than from the Manufacturer.
3.	Term

3.1.	This Agreement shall commence on the Commencement Date and shall continue in force (subject to clauses 3.2, 3.3, 10 and 13.3) for the Initial Period, at the end of which this Agreement shall terminate.

3.2.	The Manufacturer may terminate this Agreement, either in total or in respect of one or more parts of the Territory, by giving not less than ninety days’

written notice to IDIS to that effect and may give notice pursuant to this clause 3.2 on any number of occasions during the Term.

3.3.	This Agreement shall terminate automatically in respect of any given part of the Territory upon the grant to the Manufacturer of a Marketing Authorisation for the Product in that part, whereafter the Territory shall no longer include such part.

4.	Supply of the Product

4.1.	Every three months of the Term, IDIS shall submit to the Manufacturer or, if the Manufacturer so directs, such third party as may undertake the manufacture of the Product in a form suitable for sale on a Named Patient Supply basis as the Manufacturer may notify to IDIS from time to time, monthly, rolling, non-binding, written forecasts of the quantities of the Product IDIS estimates it will sell during the subsequent twelve months, the first such forecast to be given within 10 Business Days following the Commencement Date, and shall revise any such forecast promptly following becoming aware of any change thereto or error therein.

4.2.	With each forecast submitted pursuant to clause 4.1, IDIS shall, in accordance with the Terms and Conditions, submit to the Manufacturer or, if the Manufacturer so directs, to such third party as may undertake the manufacture of the Product in a form suitable for sale on a Named Patient Supply basis and as the Manufacturer may notify to IDIS from time to time, a written binding order for the quantities of the Product it will purchase during the three months period commencing on the date one month following the date of such order, each such order to be for a quantity of the Product no greater than ten per cent. more or less than the quantity which IDIS forecast it would require in that period in the last forecast given by IDIS hereunder before submitting such order.

4.3.	The Manufacturer shall supply, or shall cause such third party as may undertake the manufacture of the Product in a form suitable for sale on a Named Patient Supply basis to supply, the Product ordered by IDIS pursuant to clause 4.2 to IDIS in accordance with the Terms and Conditions and IDIS shall pay for the same in accordance with, and otherwise comply with, the Terms and Conditions.

4.4.	IDIS shall apply for, and shall use all reasonable endeavours to obtain and maintain, all import permits, consents and licences as may be required for its import of the Product into any country or territory in the course of, or following, the delivery thereof to IDIS.

4.5.	In the event that any delivery of the Product to IDIS hereunder is prevented or delayed as a result of IDIS not complying with its obligations pursuant to clause 4.4 or for any other reason not having all such permits, consents and licences as are referred to therein, the Manufacturer shall have no liability for such prevention or delay.

4.6.	The Manufacturer shall, or shall cause such third party as may undertake the manufacture of the Product in a form suitable for sale on a Named Patient Supply basis to, notify IDIS as soon as reasonably practicable of any problem it, or such third party, shall experience or reasonably anticipates experiencing with the supply of the Product to IDIS in accordance herewith, provide IDIS with such details of the cause thereof as IDIS may reasonably require and update IDIS at least once a week of the status of such problem until normal supplies are resumed, if they are in fact disrupted.

4.7.	The Product shall be sold to IDIS at the Prices.

4.8.	IDIS will charge the Manufacturer a monthly fee, as specified in Schedule 1, for the provision of the Out of Hours Service.

4.9.	The Prices may be varied by the Manufacturer by giving not less than 60 days’ notice to IDIS but nothing in this clause shall give the Manufacturer the right to vary prices in respect of orders of the Product placed by IDIS prior to the date of receipt of any notice of variation.

4.10.	The Prices are exclusive of any applicable value added or any other sales tax due in respect of the sale of the Product to IDIS for which IDIS shall be additionally liable and for which the Manufacturer shall invoice IDIS.

4.11.	In the event of a conflict between the terms of this Agreement and the Terms and Conditions, the former shall prevail.

5.	Rights and duties of IDIS

5.1.	During the Term, IDIS shall:
5.1.1.	sell the Product on a Named Patient Supply basis in the Territory, shall deal with, or otherwise dispose of, the Product only by way of such sales and shall adhere to the Out of Hours Policy in respect of such sales of, and requests for, the Product made Out of Hours;

5.1.2.	without prejudice to the generality of clause 5.3, ensure that all Product sold by IDIS, and IDIS’s sales thereof, comply with all applicable regulations and statutory or other requirements in the Territory from time to time relevant to it or its sale on a Named Patient Supply basis and, in particular but without limitation, with all safety regulations and all regulations relating to the storage or distribution of the Product, and inform the Manufacturer in the event of IDIS becoming aware of any relevant new such requirements likely to come into force in the Territory or which so come into force;

5.1.3.	without prejudice to the generality of clause 5.1.2, ensure that during the Term and throughout the Territory, IDIS is and remains entitled to sell the Product on a Named Patient Supply basis;

5.1.4.	use all reasonable endeavours lawfully to maximise its sales of the Product to the extent not restricted by law or otherwise by this Agreement, and not do anything which may hinder or interfere with such sales, including without limitation by failing to satisfy any order it receives for the Product on a Named Patient Supply basis without good reason;

5.1.5.	develop and maintain contacts with actual and potential customers for the Product;

5.1.6.	be entitled to describe itself as the Manufacturer’s authorised distributor of the Product in the Territory and to describe itself as such on all letters, invoices and other commercial documents;

5.1.7.	in all correspondence and all dealings relating directly or indirectly to the Product clearly indicate that it is acting as principal and not represent itself as the agent of the Manufacturer;

5.1.8.	unless otherwise prohibited by the relevant legal requirements, maintain at all times a minimum stock of the Product (such minimum to be determined by IDIS but to be no less than any quantity that the Manufacturer may specify from time to time) as IDIS shall require to meet the demand therefor from third parties;

5.1.9.	supply the Manufacturer monthly with a written inventory of such stock of the Product as it has;

5.1.10.	follow all technical instructions given by the Manufacturer relating to the Product or its storage or handling and instructions to customers on such matters;

5.1.11.	promptly inform the Manufacturer of all customer complaints, requirements and suggestions regarding the Product in accordance with the Complaints Procedure, and of any other information which comes to its knowledge which may prejudice sales of the Product (whether or not on a Named Patient Supply basis) or affect any Marketing Authorisation which may be granted therefor, or such grant, or the maintenance thereof;

5.1.12.	promptly inform the Manufacturer and all relevant regulatory authorities of any adverse reactions to the Product or other matters of an adverse nature reported to it or of which it otherwise becomes aware and, subject to clause 6.3, comply with all such regulatory authorities’ requirements with respect to such adverse reactions or other matters;

5.1.13.	if IDIS recalls any of the Product, promptly notify all customers who have purchased from IDIS any quantity of the Product to which such recall does or may apply; implement the recall and arrange the return of the recalled Product to the Manufacturer; fully inform the Manufacture and keep the Manufacturer fully informed (including without limitation by providing such information concerning the recall as the Manufacturer may request when requested), of the recall’s progress; and otherwise comply with the Recall Procedure in implementing the recall;

5.1.14.	if IDIS wishes to recall any of the Product, without prejudice to clause 5.1.13, promptly inform the Manufacturer in writing of its wish and the urgency of undertaking that recall, and promptly provide details of the relevant problem with the Product concerned, and its batch number, to the Manufacturer together with details of any alternative Product that is available for sale by IDIS;

5.1.15.	not affect any recall of any of the Product unless the Manufacturer has first decided that it should be recalled;

5.1.16.	notify the Manufacturer promptly of any matters which are likely to be of interest, use or benefit to the Manufacturer in relation to sales of the Product (whether or not on a Named Patient Supply basis), and in particular matters relating to any information, recommendations or opinions expressed by customers of IDIS relating to the Product;

5.1.17.	immediately notify the Manufacturer of any improper or wrongful use in the Territory of the Trade Mark or any emblems, designs, models and other similar Intellectual Property of the Manufacturer which come to its notice;

5.1.18.	use every effort to safeguard the Intellectual Property and other interests of the Manufacturer relevant to the Product and, at the request of the Manufacturer, assist the Manufacturer in defending the same;

5.1.19.	keep in its premises full, proper and up-to-date books of account and records showing clearly all enquiries, quotations, transactions and proceedings relating to IDIS’s sales of the Product and allow the authorised representatives of the Manufacturer, or their duly appointed agents, at all reasonable times during usual office hours to have access to IDIS’s premises for the purpose of inspecting such books and records;

5.1.20.	from time to time upon the request of the Manufacturer supply to the Manufacturer reports, returns and other information relating to IDIS’s sales of the Product;

5.1.21.	insure at its own cost with a reputable insurance company all stocks of the Product which it may hold against all risks to at least the full replacement value of those stocks and produce at the Manufacturer’s request particulars of that insurance and a receipt for the appropriate premium;

5.1.22.	inform the Manufacturer immediately of any changes in IDIS’s organisation, staff or methods of doing business which may affect the performance of its obligations under this Agreement; and

5.1.23.	inform the Manufacturer within five Business Days of the start of each month of the prices at which IDIS has sold the Product during the previous month in each country or territory of the Territory.
5.2.	IDIS shall not directly or indirectly, personally or through an agent, intermediary or subsidiary:
5.2.1.	incur any liability or assume any obligation of any kind on behalf of the Manufacturer or in any way pledge or purport to pledge the Manufacturer’s credit or accept or purport to accept any order to make any contract binding upon the Manufacturer;

5.2.2.	give, or purport to give, any condition, warranty, representation, promise or guarantee, implied or express, on behalf of the Manufacturer;

5.2.3.	make any promises or guarantees in respect of the Product save as expressly agreed in writing by the Manufacturer;

5.2.4.	misrepresent the Manufacturer’s descriptions or indications for use of the Product or give, in any manner or format, any scientific information or information regarding the Product’s characteristics to any person, unless the same has first been approved by the Manufacturer;

5.2.5.	distribute during the Term any goods of the same description as, or which compete with, the Product; or

5.2.6.	remove any of the Product from its packaging or otherwise damage or tamper or interfere with that packaging or its contents (including without limitation, the Product) without the Manufacturer’s prior written approval.

5.3.	IDIS shall at all times in connection with its purchase, storage, handling or sale of the Product, or otherwise in performing its obligations hereunder, comply with all applicable laws and regulations, and conduct itself, and undertake its obligations hereunder, with reasonable skill, care and attention.

5.4.	Without prejudice to the generality of the foregoing, IDIS shall comply with the Technical Agreement in all respects.

5.5.	IDIS acknowledges that no Marketing Authorisation has been granted for the Product in any part of the Territory and that it can only sell the Product on a Named Patient Supply basis.

6.	Rights and duties of the Manufacturer

6.1.	The Manufacturer shall, from time to time, endeavour to answer as soon as practicable any technical enquiries concerning the Product which are made by IDIS.

6.2.	If the Manufacturer decides to recall any Product, the Manufacturer shall immediately notify IDIS by telephone, fax or email with confirmation in writing of the recall and its urgency and provide details of the relevant problem with the Product concerned, the batch number of the Product concerned and the details of any alternative Product that is available. Upon the decision of the Manufacturer to recall any of the Product, IDIS shall implement its recall as required by clause 5.1.13, and the Manufacturer shall credit IDIS the cost of the recalled returned Product and any additional reasonable costs incurred by IDIS in undertaking such recall.

6.3.	In the event IDIS notifies the Manufacturer of a reported adverse reaction by a customer to the Product, the Manufacturer will henceforth assume the conduct of, and determine whether and how to undertake, any actions that may be required in respect of the adverse reaction and shall confirm to IDIS in writing that it has done so.

6.4.	The Manufacturer shall upon sixty days’ notice to IDIS be entitled to make changes in the formulation and/or composition of the Product.

7.	Warranties

7.1.	The Manufacturer accepts responsibility for the manufacture of the Product and its packaging and labelling and warrants to IDIS that at the time of its delivery to IDIS all Product so delivered shall be of merchantable quality and free from defects in composition or formulation.

7.2.	The Manufacturer warrants to IDIS in respect of such Product as is delivered to IDIS hereunder, that at the time of its delivery to IDIS:

7.2.1.	the Manufacturer will have title to such Product; and

7.2.2.	such Product shall conform to its description and specification.
7.3.	IDIS warrants to the Manufacturer that IDIS has, and will maintain and retain, the requisite resources (including, but not limited to, personnel and premises) to perform its obligations pursuant to this Agreement, and will so perform them.

7.4.	Without prejudice to the generality of clause 7.3, IDIS warrants to the Manufacturer that it is licensed, and throughout the Term will remain licensed, to sell the Product on a Named Patient Supply basis throughout the Territory.

8.	Indemnity

8.1.	The Manufacturer shall now and at all times in the future indemnify IDIS from and against all loss, damage and expense awarded by a court of competent jurisdiction resulting from all claims, demands, actions, causes of action and judgments of any kind arising out of or attributable to:
8.1.1.	the use of the Product by a third party; or

8.1.2.	the sale of the Product on a Named Patient Supply basis in the Territory;
except where the same arises out of or is attributable to the negligence or default, including without limitation, breach of this Agreement, of IDIS.

8.2.	The indemnity in clause 8.1 shall not apply where any relevant claim, demand, action, cause of action or judgment arises out of or is attributable to any mark or method of packaging or get up on or of the Product or any written material or directions relating to the Product applied, used or given by IDIS otherwise than as directed by the Manufacturer.

8.3.	IDIS shall now and at all times in the future indemnify and hold harmless the Manufacturer from and against all loss, damage and expense awarded by a court of competent jurisdiction resulting from any demands, actions, causes of action or judgments of any kind arising out of or attributable to IDIS’s breach of clauses 7.3 or 7.4 or otherwise out of or attributable to its breach of this Agreement.

8.4.	The indemnities contained in clauses 8.1 and 8.3 above shall be conditional in each case upon prompt written notice of any relevant claim, demand, action, cause of action or judgment being made by the indemnified party to the indemnifying party; the indemnified party giving the indemnifying party conduct of the defence or settlement of any such claim, at its cost and expense, and not compromising nor making any statement prejudicial to such defence or settlement; and the indemnified party providing the indemnified party with all reasonable assistance, at the indemnifying party’s cost and expense, in such conduct.

9.	Intellectual property

9.1.	The Manufacturer hereby licenses IDIS non-exclusively to use the Trade Mark in the Territory on, or in relation to, the Product for the purpose only of performing its obligations under this Agreement but IDIS shall not sub-license, or purport to sub-license, any other person to make any use of the Trade Mark.

9.2.	The Manufacturer hereby licenses IDIS non-exclusively under its rights in and to the Product for the term of this Agreement, only to sell the Product in accordance with this Agreement and to import and export the Product solely for such purpose or otherwise to comply with its express obligations herein, but IDIS shall not sub-license, or purport to sub-license, any other person thereunder.

9.3.	IDIS shall ensure that each reference to, and use of, the Trade Mark by IDIS is in a manner from time to time approved by the Manufacturer and accompanied by an acknowledgement, in a form approved by the Manufacturer, that the same is a trade mark (or registered trade mark) of the Manufacturer.

9.4.	IDIS shall not:
9.4.1.	make any modifications to the Product or its packaging or obscure, deface or over-sticker any part of any of that packaging;

9.4.2.	alter, remove, obscure, deface, over-sticker or tamper with the Trade Mark, or any numbers or other means of identification used on, or in relation to, the Product;

9.4.3.	use the Trade Mark in any way which might prejudice its distinctiveness or validity or the goodwill of the Manufacturer therein;

9.4.4.	use in relation to the Product any trade marks other than the Trade Mark without obtaining the prior written consent of the Manufacturer; or

9.4.5.	use any trade marks or trade names so resembling any trade mark or trade names of the Manufacturer as to be likely to cause confusion or deception.
9.5.	Except as provided in clauses 9.1 and 9.2, IDIS shall have no rights in respect of any Intellectual Property of the Manufacturer or of the goodwill associated with the Trade Mark or any other trade marks or trade names of the Manufacturer or otherwise to, or in respect of the Product, and IDIS hereby acknowledges that, except as expressly provided in this Agreement, it shall not acquire any rights in respect of any such trade marks or trade names and that all such rights and goodwill are, and shall remain, vested in the Manufacturer, whether or not such goodwill is generated by IDIS’s use of such trade marks or trade names, and that IDIS will hold the same on trust for the Manufacturer and assign the same to the Manufacturer upon request and at any time, whether before or after the termination of this Agreement.
9.6.	IDIS shall, at the expense of the Manufacturer, take all such steps as the Manufacturer may reasonably require to assist the Manufacturer in maintaining the validity and enforceability of the Intellectual Property of the Manufacturer in relation to the Product or the Manufacturer’s rights therein or thereto.

9.7.	IDIS shall, at the request of the Manufacturer, execute such licences in respect of the use of the Trade Mark or of the Manufacturer’s Intellectual Property subsisting in the Product as the Manufacturer may reasonably require, provided that the provisions of any licences shall not be more onerous or restrictive than the provisions of this Agreement.

9.8.	Without prejudice to the right of IDIS or any third party to challenge the validity of any Intellectual Property of the Manufacturer, IDIS shall not do or authorise any third party to do any act which would or might invalidate or be inconsistent with any Intellectual Property of the Manufacturer in relation to the Product or the Manufacturer’s rights therein or thereto, and shall not omit, or authorise any third party to omit, to do any act which, by its omission, would have that effect.

9.9.	IDIS shall promptly and fully notify the Manufacturer of any actual, threatened or suspected infringement of any Intellectual Property of the Manufacturer relating to the Product which comes to IDIS’s notice, and of any claim by any third party so coming to its notice that the importation of the Product into, or export out of, any part of the Territory, or its sale in any part of the Territory, infringes any rights of any other person, and IDIS shall, at the request and expense of the Manufacturer, do all such things as may be reasonably required to assist the Manufacturer in taking or resisting any proceedings in relation to any such infringement or claim by or against any third party.

9.10.	The application of section 30 of the Trade Marks Act 1994 and of all equivalent provisions of all relevant legislation in each jurisdiction in which the Trade Mark is registered are, to the fullest extent permissible by law, hereby excluded.

10.	Termination

10.1.	Either party shall have the right to terminate this Agreement immediately by notice to the other if:
10.1.1.	the other party commits any material breach of any of the provisions of this Agreement and, in the case of a breach capable of remedy, that party fails to remedy such breach within 30 days after receipt of a notice giving full particulars of the breach and requiring it to be remedied;

10.1.2.	an encumbrancer takes possession of, or a receiver is appointed over, any of the property or assets of that other party;

10.1.3.	the other party becomes subject to an administration order or makes a voluntary arrangement with its creditors within the meaning of the Insolvency Act 1986;

10.1.4.	the other party goes into liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement);

10.1.5.	any proceedings analogous to those referred to in clauses 10.1.2 to 10.1.4 occur in relation to the other party or its assets in accordance with the jurisdiction to which the other party or its assets are subject;

10.1.6.	the other party ceases, or threatens to cease to carry on business; or

10.1.7.	pursuant to clause 13.3.
10.2.	For the purposes of clause 10.1.1 a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects within the 30 days period mentioned in that clause, save as to the time of performance (provided that time of performance is not of the essence).

10.3.	Any waiver by either party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision of this Agreement.

10.4.	The rights to terminate this Agreement given by this clause shall be without prejudice to any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

11.	Consequences of termination

11.1.	Upon termination of this Agreement IDIS shall:

11.1.1.	save as otherwise agreed below, immediately cease to make use of the Trade Mark;

11.1.2.	at the request of the Manufacturer and at the Manufacturer’s expense and option, return to the Manufacturer or destroy any Restricted Information in its possession or under its control; and

11.1.3.	in the event that such termination occurred pursuant to notice given by IDIS pursuant to clause 10.1.1 or 13.3, be entitled to complete all orders for the Product placed by its customers prior to the date of termination of this Agreement, but no others, provided that the Manufacturer shall be under no obligation to supply any Product to IDIS not ordered hereunder prior such date and that IDIS otherwise continues to comply with its obligations hereunder.
11.2.	In the event of termination of this Agreement by IDIS pursuant to clauses 10.1.1 or 13.3:
11.2.1.	subject to clause 11.1.3, IDIS shall, if the Manufacturer so requests within 10 Business Days of the date of termination of this Agreement, sell at cost all or any part of the stocks of the Product then held by IDIS to the Manufacturer, provided that IDIS shall be responsible for arranging, and for the cost of, their transportation and insurance during transit, and shall ensure that all such Product is received by the Manufacturer at such location as it may designate in perfect condition; and

11.2.2.	IDIS shall be entitled to sell all remaining stocks of the Product that the Manufacturer does not wish to repurchase under clause 11.2.1 and for those purposes and to that extent, the provisions of this Agreement shall continue in full force and effect.
11.3.	Without prejudice to clause 11.2, in the event of termination of this Agreement by IDIS pursuant to clause 10.1.1, IDIS may at its option elect to return to the Manufacturer all or part of any stocks of the Product held by IDIS at the date of termination and the Manufacturer shall be responsible for arranging, and for the cost of, their transportation and insurance during transit.

11.4.	Upon the termination of this Agreement IDIS shall have no claim against the Manufacturer for loss of distribution rights, goodwill or other similar loss.

11.5.	Clauses 7.1, 7.2, 8, 9.5, 11 and 12 shall survive termination of this Agreement.

12.	Confidential information

12.1.	Except as provided by clauses 12.2 and 12.3, IDIS shall at all times during the continuance of this Agreement and after its termination:
12.1.1.	keep all Restricted Information confidential and accordingly not to disclose any Restricted Information to any other person or permit any other person so to do; and

12.1.2.	not use any Restricted Information for any purpose other than the performance of its obligations under this Agreement.
12.2.	Any Restricted Information may be disclosed by IDIS to:
12.2.1.	any customers or prospective customers;

12.2.2.	any governmental or other authority or regulatory body where required by law or to perform its obligation hereunder; or

12.2.3.	any employees of IDIS or of any of the aforementioned persons;
to such extent only as is necessary for the purposes contemplated by this Agreement, or as is required by law and subject in each case to IDIS using its best endeavours to ensure that the person in question keeps the same confidential and does not use the same except for the purposes for which the disclosure is made.
12.3.	Any Restricted Information may be used by IDIS for any purpose, or disclosed by IDIS to any other person, to the extent only that:
12.3.1.	it is on the date of this Agreement, or becomes, public knowledge through no fault of IDIS (provided that in doing so IDIS shall not disclose any Restricted Information which is not public knowledge); or

12.3.2.	it can be shown by IDIS, to the reasonable satisfaction of the Manufacturer, to have been known to it prior to its being disclosed by the Manufacturer to IDIS.
13.	Force Majeure

13.1.	If either party is affected by Force Majeure it shall forthwith notify the other party of the nature and extent thereof.

13.2.	Neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or its non-performance, of any of its obligations under this Agreement to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other party; and the time for performance of that obligation shall be extended accordingly.

13.3.	If the Force Majeure in question prevails for a continuous period in excess of three months, the party not affected may terminate this Agreement upon notice to the other.

14.	Notice

14.1.	Any notice to be served by one party on the other shall be in writing and shall be served by sending it by pre-paid recorded delivery (or by pre-paid registered air mail where appropriate) to the Service Address or by fax to the Fax Address or to such other address as notified by that party from time to time.

14.2.	Notice shall be deemed received in the case of: pre-paid recorded delivery, two Business Days from date of posting; registered airmail, five Business Days from the date of posting; and fax, at the time of transmission.

14.3.	In proving service it shall be sufficient to prove that the envelope containing such notice was correctly addressed and delivered or the notice was transmitted by fax to the Fax Address and a successful transmission sheet exists.

15.	General

15.1.	Neither party shall without the prior written consent of the other sub-contract, assign, charge or transfer, or purport to sub-contract, assign, charge or transfer to any other person any of its rights or obligations under this Agreement, or to create a trust thereof, without the prior written consent of the other party.

15.2.	Except as otherwise specifically provided in this Agreement, neither IDIS nor its agents or employees shall be deemed to be an agent of the Manufacturer for any purpose whatsoever, and IDIS shall not have, nor shall it represent itself as having, any authority to make contracts or obligations in the name of, or binding upon, the Manufacturer, to pledge the Manufacturer’s credit, or to extend credit to anyone in the Manufacturer’s name. Nothing in this Agreement shall constitute, or be deemed to constitute, the parties a partnership, association, joint venture or other co-operative entity.

15.3.	This Agreement, together with the Technical Agreement, contains the entire Agreement between the parties in respect of the subject matter of the Agreement, and supersedes all previous Agreements and understandings between the parties with respect thereto. This Agreement may not be modified except in writing signed by the duly authorised representatives of each party. Neither party has been induced to enter into this Agreement in reliance upon, nor has either party been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as expressly set out herein and, to the extent that it has been, it unconditionally and irrevocably waives any claims, rights or remedies which it might otherwise have had in relation thereto. Neither party has any right to rescind or terminate this Agreement either for breach of contract or for negligent or innocent misrepresentation or otherwise. Nothing in this clause 15.3 shall exclude or limit, or purport to exclude or limit any liability which either party would otherwise have to the other or any right which either of them may have in respect of any statements made fraudulently by either of them prior to the execution of this Agreement or any rights which either of them may have in respect of fraudulent concealment by the other.

15.4.	In the event that any of the provisions of this Agreement or the application of any such provisions to the parties shall be held by a court of competent jurisdiction to be contrary to law, the remaining portions of this Agreement shall remain in full force and effect.

15.5.	No waiver by either party of any breach of this Agreement by the other shall be considered as a waiver of any subsequent breach of the same or any other provisions.

15.6.	This Agreement may be reproduced in any number of counterparts on each when executed shall be construed as an original.

15.7.	Neither party shall be liable to the other for any indirect or consequential loss or for any loss of profits or loss of goodwill which it may suffer even if such loss is reasonably foreseeable or if it had been advised of the possibility of incurring the same, provided that nothing in this Agreement shall exclude or limit or purport to exclude or limit any liability which cannot lawfully be excluded or limited.

15.8.	Save as expressly otherwise provided in this Agreement each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the negotiation, preparation and implementation of this Agreement and any other agreement incidental to or referred to in this Agreement.

16.	Governing Law and Jurisdiction

This Agreement (and any dispute, controversy, proceedings or claims arising out of, or in any way relating to, this Agreement or its formation) shall be governed by and construed in all respects in accordance with English law, and each party hereby irrevocably submits to the exclusive jurisdiction of the courts of England and Wales to hear and decide and/or settle any of the foregoing.

17.	Third Party Rights

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no rights or benefits expressly or impliedly conferred by it shall be enforceable under that Act against the parties (or either of them) by any other person.
IN WITNESS of which the parties have signed this Agreement on the date set out above.

SIGNED for and on behalf of the	/s/ I. T. Scoular
Manufacturer by Ian Scoular	Director of Business Development

SIGNED for and on behalf of IDIS	/s/ Natalie Douglas	23 March 2006
by Natalie Douglas	Managing Director